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                                                                      EXHIBIT 19


                        AMERICAN BUSINESS PRODUCTS, INC.
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[LOGO]

TO OUR SHAREHOLDERS:

American Business Products, Inc. achieved record sales and earnings for both the third quarter and the first nine months of 1994. Sales for the quarter increased almost 16% and net income advanced more than 24%.

For the three months ended September 30, sales rose 15.6% to $138.2 million compared with $119.5 million for the third quarter of 1993. This year's third quarter net income was up 24.4% to $4.5 million or $.42 per share compared with $3.6 million or $.34 per share for the third quarter last year.

Sales for the first nine months of 1994 increased 18.6% to $418.3 million versus $352.6 million last year. Income for the nine months was $13.1 million or $1.23 per share before the first quarter non-cash charge for the FASB 112 accounting changes. Net income after the FASB 112 charge of $604,520 was $12.5 million or $1.17 per share. For the comparable period last year net income was $11.9 million or $1.11 per share.

This encouraging performance by our people was supported by the improving economy, and we expect this trend to continue for the balance of the year. Although paper costs have increased for our industries since April and could increase further, we have maintained our profit margins, and with continuing economic growth we believe such cost increases should be recovered.

Your Board of Directors has approved a regular quarterly dividend of $.20 per share payable December 15 to shareholders of record on December 1.

We anticipate continuing growth for another record year.

Thomas R. Carmody                   Robert W. Gundeck
Chairman and                        President and
Chief Executive Officer             Chief Operating Officer

October 26, 1994


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          FINANCIAL HIGHLIGHTS                    THIRD QUARTER                   NINE MONTHS
        PERIOD ENDED SEPTEMBER 30              1994           1993            1994           1993
Net sales                                  $138,186,000   $119,516,000    $418,270,000   $352,602,000
Income before cumulative effect of
  changes in accounting principles            4,463,000      3,586,000      13,128,000     11,894,000
Income per common share before cumulative
  effect of changes in accounting
  principles                                        .42            .34            1.23           1.11
Net income                                    4,463,000      3,586,000      12,523,000     11,894,000
Net income per common share                         .42            .34            1.17           1.11
Dividends per common share                          .20          .1875             .60          .5625

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
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                         CONSOLIDATED INCOME STATEMENTS
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
                                                                 1994             1993
                                                             ------------     ------------
QUARTER ENDED SEPTEMBER 30
Net Sales..................................................  $138,186,000     $119,516,000
                                                             ------------     ------------
Cost of Goods Sold.........................................    97,171,000       84,461,000
Selling and Administrative Expenses........................    31,825,000       27,824,000
                                                             ------------     ------------
                                                              128,996,000      112,285,000
                                                             ------------     ------------
Operating Income...........................................     9,190,000        7,231,000
Other Income (Expense):
  Interest expense.........................................    (2,366,000)      (1,923,000)
  Miscellaneous -- net.....................................       672,000          366,000
                                                             ------------     ------------
Income Before Income Taxes.................................     7,496,000        5,674,000
Provision for Income Taxes.................................     3,033,000        2,088,000
                                                             ------------     ------------
Net Income.................................................  $  4,463,000     $  3,586,000
                                                             ============     ============
Earnings per Common Share..................................  $        .42     $        .34
Dividends per Common Share.................................           .20            .1875
Average Number of Common Shares Outstanding................    10,689,916       10,679,167

NINE MONTHS ENDED SEPTEMBER 30
Net Sales..................................................  $418,270,000     $352,602,000
                                                             ------------     ------------
Cost of Goods Sold.........................................   293,793,000      247,728,000
Selling and Administrative Expenses........................    96,619,000       83,032,000
                                                             ------------     ------------
                                                              390,412,000      330,760,000
                                                             ------------     ------------
Operating Income...........................................    27,858,000       21,842,000
Other Income (Expense)
  Interest expense.........................................    (7,000,000)      (4,671,000)
  Miscellaneous -- net.....................................     1,407,000        1,237,000
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Changes
  in Accounting Principles.................................    22,265,000       18,408,000
Provision for Income Taxes.................................     9,137,000        6,514,000
                                                             ------------     ------------
Income Before Cumulative Effect of Changes in Accounting
  Principles...............................................    13,128,000       11,894,000
Cumulative Effect of Changes in Accounting Principles......      (605,000)
                                                             ------------     ------------
Net Income (Loss)..........................................  $ 12,523,000     $ 11,894,000
                                                             ============     ============
Per Common Share:
  Income before cumulative effect of changes in accounting
     principles............................................  $       1.23     $       1.11
  Net income...............................................          1.17             1.11
Dividends Per Common Share.................................           .60            .5625
Average Number of Common Shares Outstanding................    10,685,434       10,682,712

                                  (Unaudited)

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                          CONSOLIDATED BALANCE SHEETS
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
                                                           SEPTEMBER 30,     DECEMBER 31,
                                                               1994              1993
                                                           -------------     ------------
Current Assets
  Cash and cash equivalents..............................  $ 24,517,000      $30,151,000
  Accounts receivable, less allowances of $2,307,000 and
     $2,218,000..........................................    69,770,000       65,000,000
  Inventories............................................    46,579,000       45,687,000
  Other..................................................     2,831,000          930,000
                                                           ------------      -----------
          Total Current Assets...........................   143,697,000      141,768,000
Plant And Equipment -- At Cost
  Land...................................................     5,940,000        5,940,000
  Buildings and improvements.............................    50,536,000       48,475,000
  Machinery and equipment................................   128,054,000      121,805,000
                                                           ------------      -----------
                                                            184,530,000      176,220,000
  Less accumulated depreciation..........................    91,522,000       81,772,000
                                                           ------------      -----------
                                                             93,008,000       94,448,000
Intangible Assets From Acquisitions
  Goodwill, less amortization of $2,369,000 and
     $1,651,000..........................................    31,765,000       31,634,000
  Other, less amortization of $3,773,000 and
     $3,173,000..........................................     2,649,000        3,274,000
                                                           ------------      -----------
                                                             34,414,000       34,908,000
Deferred Income Taxes....................................     8,862,000        7,963,000
Other Assets.............................................    21,295,000       23,105,000
                                                           ------------     ------------
                                                           $301,276,000     $302,192,000
                                                           ============     ============
Current Liabilities
  Accounts payable.......................................  $ 36,877,000      $36,241,000
  Salaries and wages.....................................     9,622,000        8,530,000
  Profit sharing contributions...........................     4,238,000        4,106,000
  Income taxes...........................................                        200,000
  Current maturities of long-term debt...................     1,949,000        6,253,000
                                                           ------------      -----------
          Total Current Liabilities......................    52,686,000       55,330,000
Long-Term Debt And Capital Leases........................    80,231,000       85,580,000
Supplemental Retirement Benefits.........................    12,776,000       12,880,000
Postretirement Benefits..................................    22,251,000       21,309,000
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000
     shares, issued 10,783,047 and 10,774,484 shares.....    21,566,000       21,549,000
  Additional paid-in capital.............................       104,000
  Retained earnings......................................   113,832,000      107,728,000
  Foreign currency translation adjustment................      (433,000)        (433,000)
                                                           ------------      -----------
                                                            135,069,000      128,844,000
  Less 91,378 and 92,391 shares of Common Stock in
     treasury -- at cost.................................     1,737,000        1,751,000
                                                           ------------      -----------
                                                            133,332,000      127,093,000
                                                           ------------      -----------
                                                           $301,276,000     $302,192,000
                                                           ============     ============

                                  (Unaudited)

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

                          ABP SHAREHOLDER INFORMATION

ABP has a Dividend Reinvestment Plan which is open to all shareholders of ABP common stock. This Plan allows the reinvestment of dividends on a regular quarterly basis and accepts optional cash investments from $10 to $1,000 per month. If you would like more information on this program, you can write to Diana Coursey, Investor Relations, American Business Products, Inc., P.O. Box 105684, Atlanta, Georgia 30348.

If you have a change of address, need to transfer shares or have other questions regarding your current ABP holdings you can contact Wachovia Bank of North Carolina, P.O. Box 3001, Winston-Salem, NC 27102-3001 or call 1 (800) 633-4236.